Filed pursuant to Rule 433
Registration Statement No. 333-161114
September 21, 2009

America’s Next Great Bank
September 2009
Gary Nalbandian
Chairman, President & CEO
Mark Zody
Chief Financial Officer
Peter Musumeci
Chief Lending Officer

Read Registration Statement
and Prospectus

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may obtain these documents for free by visiting EDGAR on the SEC
Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling Sandler O'Neill & Partners, L.P., at (866) 805-4128 or RBC Capital Market
at (212) 428-6670.

Forward Looking Statements
These materials, the prospectus supplement, the accompanying base prospectus and the documents incorporated by reference contain forward-looking statements, within the meaning of Section 27A of the Securities Act of 1933, as amended, which we refer to as the Securities Act and Section 21E of the Securities Exchange Act of
1934, which we refer to as the Exchange Act, with respect to the proposed merger with Republic First and the financial condition, liquidity, results of operations, future performance and business of Metro. These forward-looking statements are intended to be covered by the safe harbor for “forward-looking statements” provided by the
Private Securities Litigation Reform Act of 1995. Forward-looking statements are those that are not historical facts. These forward-looking statements include statements with respect to our beliefs, plans, objectives, goals, expectations, anticipations, estimates and intentions that are subject to significant risks and uncertainties and are subject to change based on various factors (some of which are beyond our control). The words “may,” “could,” “should,” “would,” “believe,”
“anticipate,” “estimate,” “expect,” “intend,” “plan” and similar expressions are intended to identify forward-looking statements.

While we believe our plans, objectives, goals, expectations, anticipations, estimates and intentions as reflected in these forward-looking statements are reasonable, we can give no assurance that any of them will be achieved. You should understand that various factors, in addition to those discussed elsewhere in this prospectus supplement, the accompanying base prospectus and the documents incorporated by reference in this prospectus supplement and the accompanying base prospectus, could affect our future results and could cause results to differ materially from those expressed in these forward-looking statements, including:
 -whether the transactions contemplated by the merger agreement with Republic First will be approved by the applicable federal, state and local regulatory authorities and, if approved, whether the other closing conditions to the proposed merger will be satisfied;
 -our ability to complete the proposed merger with Republic First and the merger of Republic First Bank with and into Metro Bank, to integrate successfully
 Republic First’s assets, liabilities, customers, systems and management personnel into our operations, and to realize expected cost savings and revenue enhancements within expected timeframes or at all;
 -the possibility that expected Republic First merger-related charges will be materially greater than forecasted or that final purchase price allocations based on fair value of the acquired assets and liabilities at the effective date of the merger and related adjustments to yield and/or amortization of the acquired assets and liabilities will be materially different from those forecasted;
 -adverse changes in our or Republic First’s loan portfolios and the resulting credit risk-related losses and expenses;
 -the effects of, and changes in, trade, monetary and fiscal policies, including interest rate policies of the Board of Governors of the Federal Reserve System;
 -general economic or business conditions, either nationally, regionally or in the communities in which either we do or Republic First does business, may be less favorable than expected, resulting in, among other things, a deterioration in credit quality and loan performance or a reduced demand for credit;
 continued levels of loan quality and volume origination;
 -the adequacy of loan loss reserves;
 -the impact of changes in financial services’ laws and regulations (including laws concerning taxes, banking, securities and insurance);
 -the willingness of customers to substitute competitors’ products and services for our products and services and vice versa, based on price, quality, relationship or otherwise;
 -unanticipated regulatory or judicial proceedings and liabilities and other costs;
 -interest rate, market and monetary fluctuations;
 -the timely development of competitive new products and services by us and the acceptance of such products and services by customers;
 -changes in consumer spending and saving habits relative to the financial services we provide;
 -the loss of certain key officers;
 -continued relationships with major customers;
 -our ability to continue to grow our business internally and through acquisition and successful integration of new or acquired entities while controlling costs;
 -compliance with laws and regulatory requirements of federal, state and local agencies;
 -the ability to hedge certain risks economically;
 -effect of terrorist attacks and threats of actual war;
 -deposit flows;
 -changes in accounting principles, policies and guidelines;
 -rapidly changing technology;
 -other economic, competitive, governmental, regulatory and technological factors affecting the Company’s operations, pricing, products and services; and
 our success at managing the risks involved in the foregoing.
Because such forward-looking statements are subject to risks and uncertainties, actual results may differ materially from those expressed or implied by such statements. The foregoing list of important factors is not exclusive and you are cautioned not to place undue reliance on these factors or any of our forward-looking statements, which speak only as of the date of this document or, in the case of documents incorporated by reference, the dates of those documents. We do not undertake to update any forward-looking statements, whether written or oral, that may be made from time to time by or on behalf of us except as required by applicable law.

Issuer:     Metro Bancorp, Inc.
Offering:     Follow-on Common Stock
Gross Amount Offered:   $75 million
Over-Allotment Option:   15% ($11.25 million)
Exchange / Symbol:   NASDAQ / METR
Market Capitalization (as of 9/17/09):  $105 million (approx. $255mm pro forma for the FRBK acquisition and
     offering)
Use of Proceeds:    General corporate purposes
Book-Running Managers:   Sandler O’Neill + Partners, L.P.
     RBC Capital Markets

Offering Summary

History of Metro Bancorp
Timeline of Events
• 1985: Pennsylvania Commerce (COBH)
 founded by Gary Nalbandian, CEO and
 Vernon Hill, Founder of Commerce
 Bancorp (CBH)
• 1986: Franchisee of Commerce Bancorp
 (CBH) operating the “Commerce Model”
• 2007: Commerce Bancorp sells to TD
 Bank, however, Pennsylvania Commerce
 remains a separate entity
• 2009: Rebranded in June to
Headquarters: Harrisburg, PA
Prototype Stores: 33
Assets: $2.1B

The Metro Difference
• Power retailer
 – Focused customer service
 – Great facilities, great locations
 – Creating a strong brand
• Deposit driven
 – Focus on core deposits
 – 13% 5-year annual deposit growth rate (1/1/2004 - 12/31/2008)
• Strong loan growth with a focus on asset quality

Rationale For Offering
• Unique opportunity to gain market share
• Unique timing to reunite the Commerce team
 and accelerate our proven model
 – Fill-in existing central PA store network - Metro-
 Harrisburg
 – Roll-out Philadelphia Metro / Southern NJ store
 strategy - Metro / Republic First Pro Forma
• Stronger regulatory capital ratios

Republic First Acquisition Summary
• An inexpensive way to accelerate our Philadelphia / Southern New Jersey entrance by 2 - 3 years
 – Purchase Price of $74.5mm (as of Sept. 09)
 – Price / Tangible Book multiple: 104.4%
 – Premium to *Core Deposits: 0.54%
• A platform that continues to attract former Commerce talent
 – Vernon Hill is a 8.3% owner and consultant
 – 21 strategic new hires since June 2008
 – 12 existing store locations in and around Philadelphia - 12 additional stores planned in and around Philadelphia - significant additional stores thereafter
 – Since the beginning of the year through June 30, 2009, the new management team and focus shift has:
 • Increased Core deposits* by 26%
 • Decreased the loan / deposit ratio from 106% to 92%
• Strengthening the Republic First balance sheet
 – Loan portfolio managed in 2009
 – Jay Nielon was hired as Chief Credit Officer in December 2008
 – $13.1mm in loan loss provision expense taken in the first six months of 2009
 – $11.8mm 141R loan portfolio mark to be taken at close
*Core Deposits defined as Total Deposits less Total Time Deposits

New
Gary Nalbandian Chairman / CEO	1985 - Present, Pennsylvania Commerce Bancorp / Metro Bancorp, Founder
Peter Musumeci Senior Lender	1973 - 2008, Commerce Bancorp (CBH) Chief Lender / Credit Officer
Mark Zody Chief Financial Officer	1988 - Present, Pennsylvania Commerce Bancorp / Metro Bancorp, CFO
Andrew Logue Chief Operating Officer	1991 - 2007, Commerce Bancorp (CBH) Senior Operations Officer / Enterprise Risk Management
Jay Neilon Chief Credit Officer	1991 - 2007, Commerce Bancorp (CBH) Senior Philadelphia Credit Officer
Rhonda Costello Senior Retailer	1985 - 2008, Commerce Bancorp (CBH) Dean of Commerce University
Janet Roig Director of Cash Management	1989 to 2008, Commerce Bancorp (CBH) Director of Cash Management
Former Commerce Bancorp employees are designated in red
• Reuniting the old Commerce team; 21 Commerce hires to date

11

Metro Pro Forma Store Footprint

The Metro Difference

Market Share Opportunity
Source: SNL Financial
Deposit Market Share for the Philadelphia MSA
• Reuniting the senior management team that built Commerce into a significant deposit gathering institution
• Commerce gained significant market share by delivering the “Commerce experience” to customers
• Significant market share contributing to shareholder value

Organic Growth Opportunity
Source: SNL Financial; Deposit data as of 6/30/2008; Pro forma for acquisitions
*Core Deposits defined as Total Deposits less Total Time Deposits
(1) Pennsylvania counties: Bucks, Chester, Delaware, Montgomery and Philadelphia;
 New Jersey counties: Atlantic, Burlington, Camden, Cumberland, Gloucester, Ocean and Salem
• Philadelphia metro markets are experiencing significant levels of dislocation

Financials
(Metro Bancorp only unless otherwise footnoted)

Metro Bancorp – Financial Snapshot
	Metro	FRBK	Pro Forma FRBK Adj.	Capital Raise	Pro Forma
Balance Sheet
Assets:	$2,081.2	$937.1	$3.8	$70.9	$3,093.0
Loans:	$1,433.1	$732.0	($11.8)	-	$2,153.3
Deposits:	$1,724.5	$808.6	$1.6	-	$2,534.7
Common Equity:	$118.1	$71.3	$4.1	$70.9	$264.4

Capital
TCE Ratio:	5.63%	7.61%			8.24%
Total Risk-Based Ratio:	10.51%	12.09%			13.20%

Asset Quality
NPAs / Assets:	1.61%	2.76%			1.96%
•	Pro Forma Metro will be well-capitalized with a marked balance sheet
($mms)
Source: Prospectus Supplement; SNL Financial; Company Management
Capital Raise is shown net of expenses

Assets, Deposits & Loan Growth
2003
$1,052
907
470
2004
$1,277
1,161
638
2005
$1,641
1,371
815
2006
$1,866
1,617
973
2007
$1,979
1,561
1,147
2008
$2,140
1,633
1,423
$
($ in Millions)
+16%
Assets
+13%
Deposits
+25%
Loans
Average
Annual
Increase

Source: SNL Financial
PA peers include publicly traded banks headquartered in Pennsylvania with assets between $1B - $20B
U.S. Peers include public banks with assets between $1 - $5 billion
Deposit data per 6/30/2009 10-Q; supplemented by regulatory data
(1) Core Deposits defined as Total Deposits less Total Jumbo Time Deposits
Strong Core Deposit Base
• Metro’s strong customer relationships are evident as it has maintained over
 90% core deposits since 2004 while in contrast, the Company’s peer institutions have been losing core deposits
Core Deposits(1) / Total Deposits (%)

Net Interest Margin -
A Key Source of Franchise Strength
• Strength in net interest margin is a testament to Metro’s strong retail customer base
• Metro’s significantly lower funding cost drives a consistently stronger net interest margin than peers
PA Peers include publicly traded banks headquartered in Pennsylvania with assets between $1 - $20 billion
U.S. Peers include public banks with assets between $1 - $5 billion

Securities Portfolio
June 30, 2009
Available-for-sale: $290 million
• $405 million securities portfolio
 – $290 million AFS portfolio, which
 represents 14% of assets
• AFS Portfolio consists of $134 million of
 Private Label CMOs with a $24 million
 unrealized loss position as of 6/30/09
• No Trust Preferred Securities
• Recognized $1.4 million of OTTI in 2nd
 quarter 2009
Source: SNL Financial and SEC filings

$1.03
($0.09)
Metro EPS - Pre Credit, Core Earnings
Source: SEC public filings
(1) Includes provision for loan losses
(2) Includes impairment charges on securities portfolio
(3) Includes one-time charges associated with FRBK pending acquisition
(4) Includes one-time charges associated with re-branding to Metro
(5) Includes one-time FDIC assessment
(6) Includes the one-time loss associated with the sale of the majority of the student loan portfolio
6/30/09
For the six months ended
6/30/08
Earnings per Share - GAAP Reported
Adjustments (After Tax):
Pre-Credit, Core Earnings per Share
$1.24
$1.29
0.69
0.04
0.30
0.10
0.14
0.24
-
-
-
0.02
Credit Related Costs (1)
Impairment Charges (2)
Merger Charges (3)
Re-branding Charges (4)
FDIC Assessments (5)
Non-Recurring Loan Sales (6)
0.06
-

Credit Discussion

Metro Loan Portfolio
Total Loan Portfolio
Commercial R.E. Portfolio
Total Commercial R.E. = $397 MM
Total Loans = $1,452 MM
Commercial R.E. 27%
Source: Loan data per 10-Q and company reports; As of 6/30/2009

Asset Quality
	12/05	12/06	12/07	12/08	06/09
Non-Performing Assets / Assets	0.15%	0.19%	0.17%	1.30%	1.61%
Total Delinquencies(1)	0.08%	0.22%	0.21%	0.32%	0.85%
Net Charge-offs / Avg. Loans	0.02%	0.13%	0.07%	0.11%	0.57%
Loan Loss Reserve / Loans	1.12%	0.99%	0.93%	1.16%	1.33%
Source: SEC filings and company reports
(1) Includes accruing loans 30 - 89 days past due as a percentage of total loans

Republic First Loan Portfolio
Total Loan Portfolio
Commercial R.E. Portfolio
Total Commercial R.E. = $645 MM
Total Loans = $748 MM
Commercial R.E. 86%
Source: Loan data per 10-Q and company reports; As of 6/30/2009

• Republic First remains significantly reserved, with a
 LLR to Non-Performing Loan ratio of over 100% and a
 LLR to Gross Loans of over 2%
• Non-Performing Loan migration has declined
• Nearly 40% of the Non-Performing Asset total is OREO,
 representing 5 real estate sites / projects
• The average OREO write-down* of 40% provides validity
 to the current carrying value of the OREO portfolio
Asset Quality - Republic First Bank
*Source: FRBK management

Asset Quality - Republic First Bank
	12/05	12/06	12/07	12/08	6/09
Non-Performing Assets / Assets	0.42%	0.74%	2.55%	2.72%	2.76%
Non-Performing Loans ($mm)	$3.4	$6.9	$22.3
OREO ($mm)	$0.1	$0.6	$3.7
OREO / Non- Performing Assets	2.8%	8.0%	14.2%	33.1%	38.7%
Loan Loss Reserve / Loans	1.12%	1.02%	1.04%
Total Delinquencies(1)	0.07%	0.32%	0.63%
Net Charge-offs / Avg. Loans	0.04%	0.13%	0.14%	0.96%	1.44%
Source: SEC filings and company reports
(1) Includes accruing loans 30 - 89 days past due as a percentage of total loans

Summary

Source: SNL Financial
Pennsylvania Peers - Publicly traded banks and thrifts in PA with market capitalization between $25 mm - $1 bn
90.2%
136.8%
Price / Tangible Book Value

Summary
• Our markets are experiencing significant levels of
 dislocation
• We are reuniting a number of the former Commerce
 team to execute a new de novo store growth strategy
 throughout Central Pennsylvania, Metro Philadelphia
 and Southern New Jersey
• We are trading at attractive valuation levels for potential investors
• The offering will provide additional capital to execute
 our strategy